EXHIBIT 10.7
Capital Bancorp, Inc.
Director Deferred Stock Compensation Plan

Effective December 20, 2006

Article 1.
DEFINITIONS
     The following sections of this Article 1 provide basic definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms will be deemed to have the following meanings:
1.1	“Account”. The record of a Participant’s interest in this Plan represented by the Deferrals, with all earnings thereon credited to such Account on behalf of the Participant under this Plan and all losses, expenses, withdrawals and distributions thereon debited from such Account.

1.2	“Affiliate”. (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

1.3	“Bank.” Capital Bank & Trust, Company, a Tennessee banking corporation and wholly-owned subsidiary of the Company.

1.4	“Beneficiary”. The person or persons designated pursuant to Article 7 herein, by a Participant to receive such payments as may become payable hereunder after the death of a Participant.

1.5	“Board”. The board of directors of the Company and the board of directors of the Bank.

1.6	“Change in Control”. A change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company all within the meaning of IRS Code Section 1.409A-3(g)(5)(v) through (vii) or any successor thereto.

1.7	“Committee”. The committee appointed by the Board to manage and control the operation and administration of this Plan.

1.8	“Company”. Capital Bancorp, Inc. and any Affiliates that adopt the Plan, with the company’s approval, for their directors, or any successor entity by operation of law or any successor entity which affirmatively adopts the Plan, the trust, if any, and the obligations of Capital Bancorp, Inc. with respect to the Plan.

1.9	“Company Stock”. The common stock of Capital Bancorp, Inc., no par value, or any security into which Company Stock may be converted by reason of any transaction or event of the type referred to in Section 4.5 hereof or a Change in Control.

1.10	“Deferrals”. The portion of a Participant’s Director Compensation to be paid during a Plan Year, for which a Participant elects to have payment deferred into a future Plan Year. In the event of a Participant’s Termination of Director Service prior to the end of a Plan Year, such year’s Deferral shall be the actual amount deferred and withheld prior to such Termination of Director Service.

1.11	“Deferral Election” or “Election”. An irrevocable election made by a Director in accordance with the requirements of the Plan to reduce such Participant’s Director Compensation, as the case may be, for a Plan Year.

1.12	“Deferral Election Form”. The form established from time to time by the Committee that an Eligible Director completes, signs and returns to the Committee to make a Deferral Election.

1.13	“Deferral Amount”. The percentage or dollar amount of a Participant’s Director Compensation for a Plan Year, which pursuant to such Participant’s Deferral Election, is to be deferred in accordance with this Plan.

1.14	“Director”. A member of the Board.

1.15	“Director Compensation”. The Director Compensation paid to a Director for service as a Director by the Company in the form of either a retainer or fee.

1.16	“Effective Date”. December 20, 2006.

1.17	“Internal Revenue Code” or “Code”. The Internal Revenue Code of 1986, as amended from time to time.

1.18	“Market Value”. The closing market price of Capital Bancorp, Inc. Company Stock.

1.19	“Notice Date”. The date established by the Committee as the deadline for it to receive a Deferral Election or any other notification with respect to an administrative matter in order to be effective under this Plan. Notwithstanding anything to the contrary, the Notice Date with respect to a Deferral Election will be such date as will be determined by the Committee (1) before January 1 of the year during which Director Compensation to be deferred will be earned by the Participant, and (2) in the year in which a newly-elected Director first becomes eligible to participate in the Plan, such Director may make a Deferral Election within thirty (30) days after the date on which such Director first becomes eligible for participation.

1.20	“Participant”. A Director who voluntarily elects to participate in this Plan after completing the eligibility requirements and properly filing a Deferral Election

Form. An individual will remain a Participant until the distribution of the balance of all of such Participant’s Account.

1.21	“Plan”. This Capital Bancorp, Inc. Director Deferred Stock Compensation Plan, as it may be validly amended from time to time.

1.22	“Plan Year”. The annual accounting period of this Plan which ends on each December 31.

1.23	“Spouse”. The person to whom a Participant is validly married under the laws of the State of the Participant’s primary residence; provided however, if the Participant is legally separated from a person who would otherwise be such Participant’s Spouse (but for this provision), then such person will cease to be such Participant’s Spouse. For this purpose, a common law Spouse is a Spouse only if the Participant resides in a State that legally recognizes common law marriages. A person to whom a Participant was formerly married is not a Spouse.

1.24	“Termination of Director Service”. Occurs when a Director ceases to serve as a member of the Board of Directors of the Company, whether by operation of the Bylaws of the Company, voluntary resignation, removal by the Board or nonelection by the Shareholders, provided the Director is considered to have separated from service within the meaning of Code Section 409A.

1.25	“Unforeseeable Financial Emergency”. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, or a dependent (as defined in Code Section 152(a)) of the participant, loss of the participant’s property; due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee and consistent with Code Section 409A.

Article 2
PARTICIPATION
2.1	Eligibility. All Directors are eligible to participate in the Plan.

2.2	Participation. Each Director may elect to become a Participant under the Plan by completing, signing and returning to the Committee a Deferral Election Form provided for that purpose by the Committee, no later than the designated Notice Date.

Article 3
PARTICIPANT DEFERRAL ELECTIONS
3.1	Director Deferral Election. A Director may elect to defer a portion of such Director’s Director Compensation under the Plan. A Director who desires to make a Deferral will file a Deferral Election Form pursuant to procedures specified by the Committee (i) specifying the applicable Deferral Amount, and (ii) authorizing such Director’s Director Compensation payable for a Plan Year to be reduced and deferred hereunder.

3.2	Election Procedures. If properly received by the Committee on or before the relevant Notice Date, a Deferral Election will be effective with respect to Director Compensation paid after the election is made and with respect to the Plan Years to which the Deferral Election applies as stated on the Deferral Election Form. Consistent with the above, the Committee may establish rules and procedures for making Deferral Elections, provided such rules and procedures are not more permissive than the terms and provisions of this Plan.

3.3	Election to Modify or Terminate Future Contributions. All Deferral Elections hereunder are irrevocable after the Notice Date. A Participant who desires to modify or terminate the amount of future Director Compensation being deferred under the Plan must complete a new Deferral Election Form, and any election to increase, decrease or terminate Deferrals of Director Compensation shall not be effective until the calendar year following the calendar year in which such change in deferral elections is made, except as otherwise provided herein and permitted by Code Section 409A.

3.4	Vesting. A Participant will be fully vested at all times in his or her Account.

Article 4
DEFERRALS AND ACCOUNTS
4.1	Deferrals. A Participant’s Deferrals under Article 4 herein shall be credited to an Account maintained for each Participant as described in Section 4.2. All amounts credited to a Participant’s Account will be treated as a reduction of Director Compensation otherwise payable to such Participant. Distributions pursuant to Articles 5 and 6 shall be debited against a Participant’s Account.

4.2	Valuation of Accounts. The Account is a bookkeeping account, the value of which shall be based upon the Market Value of Company Stock. Deferrals will be credited to the Account in the form of units, each reflecting one share of Company Stock. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the Director Compensation that would have been paid during a calendar quarter had it not been deferred, by the Market Value per share of the Company Stock on the last day of that calendar quarter on which shares of Company Stock traded. The Account shall be credited with additional units upon payment of any dividends on Company Stock based on the number of units credited on the record date for such dividends, and such dividends shall be credited as units as if the dividends were immediately reinvested in such Company Stock. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company to invest or to continue to invest any portion of the amounts in the Participant’s Account, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. It is understood and agreed that the Company assumes no risk of any decrease in the value of Company Stock or the Participant’s Account, and the Company’s sole obligations are to maintain the Participant’s Account and make cash payments or transfer Company Stock to the Participant as herein provided.

4.3	Appreciation of Deferral Account Balance. Credits to a Participant’s Account in accordance with this Article 4 shall continue until the Account balance is paid in full to the Participant or the Participant’s Beneficiary.

4.4	Statement of Account. The Company shall provide periodically to each Participant (but not less frequently than once each calendar year) a statement setting forth the Account balance of such Participant.

4.5	Adjustments. The number of shares of Common Stock credited to a Participant’s Account shall be appropriately adjusted and modified upon the occurrence of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the

Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan The determination of the Committee as to such adjustments or modifications, if any, shall be binding and conclusive.

Article 5
WITHDRAWALS
5.1	Withdrawals for Hardship. At the request of a Participant in the event of an Unforeseeable Financial Emergency, the Committee may, in its sole discretion, accelerate and pay all or part of the value of the Participant’s Account and cease current year Deferrals to the extent permitted under Code Section 409A. An accelerated distribution hereunder for an Unforeseeable Financial Emergency must be limited to only that amount necessary to relieve the Unforeseeable Financial Emergency (plus any appropriate taxes). Amounts distributed to a Participant hereunder will be subject to applicable tax withholding.

5.2	Withdrawal Processing.
5.2.1	Minimum Amount. There is no minimum payment for hardship withdrawal.

5.2.2	Application by Participant. To apply for hardship withdrawal, a Participant must submit to the Committee a withdrawal request, in accordance with such uniform and nondiscriminatory procedure as will be established by the Committee.

5.2.3	Approval by Committee. The Committee is responsible for determining that a withdrawal request conforms to the requirements described in this Article and notifying the Company of any payments to be made in a timely manner. The Committee’s decision to allow a Participant to withdraw all or part of such Participant’s Account in connection with a financial need will be based on the facts and circumstances of each case. However, in no event will the amount withdrawn exceed the lesser of the amount which the Committee deems necessary to satisfy such financial need (plus any appropriate taxes) or the balance of such Participant’s Account. Any request to make a withdrawal by a member of the Committee may be approved only by disinterested members of the Committee, or if none, by the Board.

5.2.4	Time of Processing. The Company will make payment to the Participant as soon as is administratively feasible following approval of the withdrawal request; provided however, if such payment will result in any portion of the payment (or any other amount paid to such Participant during the same Plan Year) not being deductible by reason of Code section 162(m), the Committee may defer payment to the earliest later payment date on which such payment would not be nondeductible, provided that the Committee determines that the Participant continues to have an Unforeseeable Financial Emergency on the date of actual payment.

5.2.5	Medium and Form of Payment. The medium of payment for all withdrawals is shares of Company Stock (based on the number of whole units in a participant’s account) plus a nominal cash payment determined by multiplying (i) any fractional unit, by (ii) the Market Value per share on the most recent day preceding the distribution date on which shares of Company Stock traded.

Article 6
DISTRIBUTIONS
6.1	Distribution of Account Balance. Distribution of the value of a Participant’s Account balance for any Plan Year in which the Participant made a Deferral shall be made beginning in a specified year (the “Year Certain”) or following Termination of Director Services, as stated on the Deferral Election, and shall be paid in a lump sum or in annual installments over a period of no more than ten (10) years, as specified by the Participant on the Deferral Election Form for that Plan Year. If a Participant makes different Deferral Elections for different Plan Years, then there may be different distribution periods for different Plan Years. If the timing of distribution or a payment form is not specified on a Deferral Election Form for any particular Plan Year in which the Participant made a Deferral, the Participant’s Account balance for that Plan Year shall be distributed in a lump sum in Company stock plus a nominal cash payment related to any fractional share held in the account within 60 calendar days after the Participant’s Termination of Director Service. If any distribution will result in any portion of the payment (or any other amount paid to such Participant during the same Plan Year) not being deductible by reason of Code section 162(m), the Committee may defer payment to the earliest date on which the Committee reasonably anticipates such payment will be deductible.

6.2	Form of Payment. Distributions of a Participant’s Account balance will be made in the form of shares of Company Stock plus a nominal cash payment determined by multiplying (i) any fractional unit in the Account, by (ii) the Market Value per share as of the most recent day preceding the distribution date on which shares of Company Stock traded.

6.3	Time of Payment.

6.3.1	Year Certain Deferrals. If the Participant remains a Director until the Year Certain elected, all amounts relating to a Year Certain deferral will be paid in a single distribution in January of the Year Certain elected, or in up to ten (10) annual installments payable each January commencing with the Year Certain elected, as designated by the Participant on the Deferral Election Form. Annual installments will be paid in an amount determined by dividing (i) the number of units credited to the Account, by (ii) the number of then remaining annual installment payments. The nominal cash payment for a fractional unit will be paid with the single distribution or first annual installment.

6.3.2	Timing of Distribution Upon Termination of Director Service. Distributions shall commence, or be paid in a lump sum if so elected by the Participant on his Deferral Election Form, in January of the year following Termination of Director Service, if they have not commenced earlier under Section 6.3.1. Annual installments shall be paid in an amount determined by dividing (i) the number of units credited to the Account, by (ii) the number of then remaining annual installment payments.

6.3.3	Death of a Participant Subsequent to Commencement of Distribution Payments. In the event of the death of a Participant subsequent to the commencement of payments hereunder but prior to completion of such payments, the installments shall continue and shall be paid to the designated Beneficiary as if the Participant had survived.
6.4	One Permitted Delay of Payment Elected. A Participant will be permitted to timely elect a later Year Certain, or to change the number of annual installments (up to the maximum permitted under Section 6.1 herein) for previous Deferrals, provided that the payment delay election must be made at least one full calendar year prior to the date on which such distribution would otherwise have been made in the absence of such payment delay election and each payment must be delayed for at least five years later than the original payment date, and any such delay election must be made in such manner as is provided for by the Committee and consistent with Code Section 409A.

6.5	Section 16(b) Restrictions. Notwithstanding any other provision of this Plan, the Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to such Participant’s Account is not deemed to be a non-exempt purchase for purposes of Section 16(b).

Article 7
BENEFICIARY
7.1	Beneficiary Designation. A Participant shall designate a Beneficiary to receive benefits under the Plan on the Deferral Election Form provided by the Committee. If more than one Beneficiary is named, the share and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary at any time by submitting to the Committee a new Deferral Election Form on which the new Beneficiary is named.

7.2	Proper Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

7.3	Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Company nor the Committee shall have any responsibility to see to the proper application of any payments so made.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Section 7.1 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving Spouse. If the Participant has no surviving Spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

Article 8
ADMINISTRATION OF THE PLAN
8.1	Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting. Such resolutions or actions shall be confirmed in writing by a Board resolution.

8.2	Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right and discretion to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The interpretations, decisions, actions, factual determinations and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan, and cannot be overruled by a court of law unless arbitrary or capricious.

8.3	Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

8.4	Indemnification and Exculpation. The Company shall indemnify and hold harmless each current and former member of the Committee and each current and former member of the Board against any and all expenses and liabilities (to the extent not indemnified under any liability insurance contract or other indemnification agreement) which the person incurs on account of any act or failure to act in connection with the good faith administration of the Plan. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law, but shall be conditioned upon the person’s notifying the Company of the claim of liability within 60 days of the notice of that claim and offering the Company the right to participate in and control the settlement and defense of the claim. The foregoing provision will not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

8.5	Expenses. The expenses of administering the Plan shall be borne by the Company.

Article 9
CLAIMS PROCEDURE
9.1	Written Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or a designated Beneficiary or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.

9.2	Denied Claim. If the claim is denied, in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

9.3	Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or Beneficiary may request a review of pertinent documents with regard to the benefits created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

9.4	Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.

Article 10
NATURE OF COMPANY’S OBLIGATION
10.1	Company’s Obligation. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.

10.2	Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives a Participant or Beneficiary any beneficial ownership interest in any asset of the Company. In the event that the Company elects to invest funds to offset Account balances under the terms of this Plan, title to and beneficial ownership of such assets shall at all times remain with the Company.

Article 11
AMENDMENT AND TERMINATION
11.1	Prior to a Change in Control. The Company reserves the right to amend this Plan from time to time by action of the Board. No such action may reduce or relieve the Company of any obligation with respect to the balance of an Account maintained under this Plan with respect to a Participant (or Beneficiary) as of the date of such amendment, without the written consent of such affected Participant (or Beneficiary).

11.2	Change in Control. Upon the occurrence of a Change in Control, the Board may elect to terminate the Plan and distribute Accounts, provided that all distributions are made within 12 months of the Change in Control and all plans aggregated with the Plan are also so terminated, subject to compliance with Code Section 409A.

11.3	Termination. The Company, by action of the Board, reserves the right to prospectively terminate this Plan, provided the Company pays to each Participant and Beneficiary their full Account within two years of the termination and all plans aggregated with the Plan under Code Section 409A are also so terminated. Upon termination, all Accounts shall be paid in shares of Company Stock plus a nominal cash payment determined by multiplying (i) any fractional unit in the account, by (ii) the closing stock price on the trading day preceding the distribution date, in a lump sum on the date specified by the Company. In accordance with Code Section 409A, no payments will be made within the first 12 months after plan termination other than for payments that would have been made but for the termination of the Plan and affected Participants will not be included in any similar, new plan for at least five years.

Article 12
MISCELLANEOUS PROVISIONS
12.1	Corporate Action. Any action required of or permitted by the Company under this Plan will be by resolution of its Board, the Committee or any person or persons authorized by resolution of the Committee.

12.2.	Interests not Transferable. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, Spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgements, alimony maintenance, owed by the Participant or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

12.3	Effect on Other Benefit Plans. The treatment under other Director benefits plans maintained by the Company of amounts credited or paid under this Plan will be determined pursuant to the provisions of such plans.

12.4	Legal Fees and Expenses. After a Change in Control, the Company will pay all reasonable legal fees and expenses which the Participant or a Beneficiary may incur as a result of the Company’s contesting the validity, enforceability, or the Participant’s (or the Beneficiary’s) interpretation of, or determinations made under, this Plan.

12.5	Right to Offset. Prior to a Change in Control, any amount owed to the Company by a Participant of whatever nature may be offset by the Company from the value of any benefit otherwise payable hereunder as of the date payment would otherwise be made to the Participant.

12.6	Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled will be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Committee in such matters will be final, binding, and conclusive upon the Company and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Company and the Committee will not be under any duty to see to the proper application of such payments.

12.7	Merger. This Plan will be binding and enforceable with respect to the obligation of the Company against any successor to the Company by operation of law or by express assumption of the Plan, and such successor will be substituted hereunder for the Company.

12.8	Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms will be deemed to include the feminine, and singular the plural.

12.9	Invalidity of Certain Provisions. If any provision of this Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof and this Plan will be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

12.10	Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text will control.

12.11	Notice and Information Requirements. Except as otherwise provided in this Plan or as otherwise required by law, the Company will have no duty or obligation to affirmatively disclose to any Participant or Beneficiary, nor will any Participant or Beneficiary have any right to be advised of, any material information regarding the Company.

12.12	Code Section 409A. The terms of this Plan are intended to comply with the provisions of Code Section 409A and the regulations promulgated hereunder. To the extent that any provision of this Plan document or any election permitted hereunder violates such section or regulations, it shall be deemed void and of no effect.

12.13	Governing Law. This Plan will be governed by the laws of the State of Tennessee, without regard to the conflicts-of-law rules of such State, to the extent not preempted by the laws of the United States of America.
             IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer, and adopted on the 20th day of December, 2006.

CAPITAL BANCORP, INC.

By:	/s/ R. Rick Hart

Title:	Chairman, President and CEO